January 21, 2005




Forum Funds
Two Portland Square
Portland, Maine 04101
Attention:  David M. Whitaker

Stolper Defensive Growth Partners, L.P.
One America Plaza
600 West Broadway, Suite 1225
San Diego, California 92101
Attention:  Michael Stolper


     ACQUISITION OF THE ASSETS AND ASSUMPTION OF THE LIABILITIES OF STOLPER
           DEFENSIVE GROWTH PARTNERS, L.P. BY JORDAN OPPORTUNITY FUND


Ladies and Gentlemen:

                  I.  INTRODUCTION

                  We have acted as counsel to Stolper Defensive Growth Partners, L.P., a Delaware limited partnership (the "Target LP"), in connection with the Reorganization provided for in the Agreement and Plan of Reorganization by and among (a) Forum Funds, a Delaware statutory trust (the "Trust"), on behalf of its series Jordan Opportunity Fund (the "Acquiring Fund"), (b) Stolper & Company, Inc., a California corporation, and Michael Stolper (collectively, the "General Partners"), and (c) the Target LP, dated as of January 21, 2005 (the "Plan"). Pursuant to Section 8.5 of the Plan, the Target LP and the Acquiring Fund have requested our opinion as to certain of the federal income tax consequences to the Target LP, the limited partners of the Target LP and the Acquiring Fund in connection with the Reorganization. Each capitalized term not defined herein has the meaning ascribed to that term in the Plan.

                  II.  RELEVANT FACTS AND ASSUMPTIONS

                  Pursuant to the Plan, the Target LP will transfer substantially all of its Assets to the Acquiring Fund in exchange for shares of beneficial interest of the Acquiring Fund (the "Acquiring Fund Shares") and the assumption by the Acquiring Fund of the Included Liabilities of the Target LP existing on or after the Closing. Immediately after the Closing, the Target LP will liquidate and distribute all of the Acquiring Fund Shares that it received in connection with the Reorganization to the Participating Partners in liquidation of their respective interests in the Target LP (the "Target LP Interests"). Upon completion of the Reorganization, each such Participating Partner will be the owner of full and fractional Acquiring Fund Shares equal in net asset value as of the Closing Date to such Participating Partner's capital account in the Target LP prior to the Reorganization. Pursuant to the Plan, (i) Stolper & Company, Inc. will pay the reasonable and documented legal and regulatory filing expenses of the Acquiring Fund, the Target LP and the General Partners incurred in connection with the Reorganization, and (ii) each party will be responsible for any expenses incurred by such party that are not described in clause (i).

                  In rendering the opinions set forth in Section III below, we have examined the Plan and such other documents and materials as we have deemed relevant. For purposes of rendering our opinions, we have relied exclusively, as to factual matters, upon the statements made in the Agreement as well as the following assumptions which are based upon the representations contained in certificates executed and provided to us by the General Partners and the Acquiring Fund:

                    (1) No stock or  securities  will be issued by the Acquiring
               Fund for services rendered to, or for the benefit of, the Acquiring Fund in connection with the Reorganization.

                    (2) No stock or securities  will be issued for  indebtedness of the Acquiring Fund.

                    (3) No income items, such as uncollected  receivables,  will be transferred to the Acquiring Fund.

                    (4) Neither the Target LP nor any of its partners will retain any rights in the property transferred to the Acquiring Fund.

                    (5) The  adjusted  basis and fair market value of the Target
               LP's assets to be transferred to the Acquiring Fund pursuant to the Reorganization will, in each instance, equal or exceed the sum of the liabilities, if any, to be assumed by the Acquiring Fund plus any liabilities to which the transferred assets are subject.

                    (6) Any liabilities to be assumed by the Acquiring Fund were incurred in the Target LP's ordinary course of investing and are associated with the assets to be transferred.

                    (7) There is no indebtedness  between the Acquiring Fund and the Target LP, and there will be no indebtedness created in favor of the Target LP or any of the Target LP's partners as a result of the Reorganization.

                    (8) There is no plan on the part of the Acquiring Fund to redeem or otherwise reacquire any stock to be issued in the Reorganization, other than in the normal course of business operations as an open-end registered investment company under the Investment Company Act of 1940.

                    (9) The Participating  Partners will,  immediately after the
               Reorganization, own in the aggregate, stock possessing at least 80% of the total combined voting power of all classes of the Acquiring Fund's voting stock and at least 80% of the total number of non-voting shares, if any, of the Acquiring Fund.

                    (10) At the time of the  Reorganization,  the Acquiring Fund will not be under any obligation or binding commitment to issue additional Acquiring Fund Shares to persons other than the Target LP, nor will the Acquiring Fund have received any pending orders to purchase Acquiring Fund Shares.

                    (11) At the  time of the  Reorganization,  no  Participating
               Partner will be under any obligation or binding commitment to dispose of the Acquiring Fund Shares received in the Reorganization.

                    (12) The Target LP will receive  Acquiring Fund Shares equal in value to the net fair market value of assets transferred by the Target LP to the Acquiring Fund and will receive no other consideration.

                    (13) There is no plan or intention by the Acquiring  Fund to dispose of the transferred assets other than in the normal course of its investment activities.

                    (14) The Target LP will  transfer  to the  Acquiring  Fund a diversified portfolio of stocks and securities within the meaning of U.S. Treasury Regulation section 1.351-1(c)(6).

                    (15) The Acquiring Fund will not accept in-kind contributions within two years after the date of the Reorganization unless each such contribution consists of a diversified portfolio of stocks and securities within the meaning of U.S. Treasury Regulation section 1.351-1(c)(6).

                    (16) The Target LP is not under the  jurisdiction of a court in a Title 11 or similar case (within the meaning of section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code")), and the Acquiring Fund Shares received by the Target LP will not be used to satisfy the indebtedness of the Target LP.

                    (17) The Target LP has not elected the  optional  adjustment to basis of partnership property under Code section 754.

                    (18) The  Target  LP has not  owned  interests  in any other partnership.

                    (19)  Since the  Target  LP's  inception,  its  assets  have consisted solely of cash; corporate stocks; notes, bonds, debentures, and other evidences of indebtedness; interest rate, currency, or equity notional principal contracts; foreign currencies; and interests in or derivative financial instruments (including options, forward or futures contracts, short positions, and similar financial instruments) in any of the foregoing types of assets or in any commodity traded on or subject to the rules of a board of trade or commodity exchange; or any combination of the foregoing.

                    (20) The Target LP has engaged only in investment activities for its own account.

                    (21) Each partner of the Target LP has contributed only cash to the Target LP.

                  III.  OPINIONS

                  Based upon the foregoing and upon our review of the Code, the Treasury Regulations promulgated under the Code, published Revenue Rulings, Revenue Procedures and other published pronouncements of the Internal Revenue Service, the published opinions of the United States Tax Court and other United States federal courts, and such other authorities as we consider relevant, each as they exist as of the date hereof, we are of the opinion that, for federal income tax purposes:

                    (1) Pursuant to Code section 351, the Target LP will recognize no gain or loss on the transfer of substantially all of its Assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Included Liabilities pursuant to the Reorganization.

                    (2) Pursuant to Code section 358, the Target LP's basis in the Acquiring Fund Shares received in connection with the Target LP's transfer of its Assets to the Acquiring Fund will equal the Target LP's basis in the Assets exchanged therefor, reduced by the sum of any liabilities assumed by the Acquiring Fund or to which the Assets transferred are subject.

                    (3)  Pursuant  to Code  section  1223(1),  the  Target  LP's holding period for the Acquiring Fund Shares received in connection with the Target LP's transfer of its Assets to the Acquiring Fund will include the period during which the Target LP held such Assets exchanged, provided that such Assets were held as capital assets at the time of such transfer.

                    (4) Pursuant to Code section 1032,  the Acquiring  Fund will recognize no gain or loss on its receipt of the assets of the Target LP solely in exchange for the Acquiring Fund Shares and its assumption of the Included Liabilities.

                    (5) Pursuant to Code section 362, the Acquiring Fund's basis in the Assets transferred by the Target LP will equal the Target LP's basis in such Assets immediately before the transfer.

                    (6) Pursuant to Code section  1223(2),  the Acquiring Fund's holding period for the Assets transferred by the Target LP will include the Target LP's holding period for the Assets immediately before the transfer.

                    (7) Pursuant to Code section 731(b), the Target LP will recognize no gain or loss on the distribution of its assets to the Participating Partners pursuant to the liquidation of the Target LP.

                    (8) Pursuant to Code section 731(a), a Participating Partner will recognize no gain or loss on the distribution of Acquiring Fund Shares by the Target LP to such Participating Partner pursuant to the liquidation of the Target LP, except that gain will be recognized to the extent that any money distributed (or deemed to be distributed pursuant to Code section 752) to a Participating Partner exceeds the adjusted basis of such Participating Partner's interest in the Target LP immediately before the distribution.

                    (9) Pursuant to Code section 732(b),  the aggregate basis in the Acquiring Fund Shares received by a Participating Partner pursuant to the liquidation of the Target LP will equal the adjusted basis of such Participating Partner's interest in the Target LP, reduced by any money distributed in the transaction.

                    (10) Pursuant to Code section 735(b), the holding period for
               Acquiring Fund Shares received by a Participating Partner pursuant to the liquidation of the Target LP will include the period during which the Target LP is treated as having held those Acquiring Fund Shares under opinion 3 above.

                  We note that the above opinions do not apply to the transfer by the Target LP to the Acquiring Fund of a "market discount bond" within the meaning of Code section 1278(a) unless the Target LP has made an election pursuant to Code section 1278(b) that applies to such bond. Further, while the payment of certain expenses by Stolper & Company, Inc. pursuant to the Plan will not affect the opinions expressed above, no opinion is expressed herein as to whether the payment of such expenses will have other federal income tax consequences to the Acquiring Fund, the Target LP or partners of the Target LP.


                                                 Very truly yours,

                                                 /S/ SEWARD & KISSEL LLP
                                                     -------------------
                                                     Seward & Kissel LLP

                                                 January 21, 2005


Forum Funds
Two Portland Square
Portland, Maine 04101

Ladies and Gentlemen:

     We hereby consent to the filing of our opinion dated January 21, 2005 with the Securities and Exchange Commission as an exhibit to the Registration Statement filed on Form N-14/A on December 16, 2004.



                                                 Very truly yours,



                                                 /s/ SEWARD & KISSEL LLP
                                                     -------------------
                                                     Seward & Kissel LLP